Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation to Hold Second Quarter 2010 Earnings Call on

August 10, 2010 at 8:30 AM EDT

HONG KONG, ATLANTA – August 2, 2010— CDC Corporation (NASDAQ: CHINA) will hold a conference call to discuss the company’s second quarter ended June 30, 2010 earnings and operating results on Tuesday, August 10, 2010, at 8:30 A.M. EDT. A press release will be distributed prior to earnings call.

•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Tuesday, August 10, 2010

•	Time: 8:30 AM. EDT

USA and Canada Toll Free Number:	(888) 603-6873
Int’l/Local Dial-In #:	(973) 582-2706

The conference ID number is # 91985167 and the call leader is Mr. Monish Bahl.

Webcast Link: Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until August 17, 2010. Conference ID: # ID 91985167.

Encore Dial In #:	(800) 642-1687

Encore Dial In #:	(706) 645-9291

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on hybrid enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets.

For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.